Exhibit 99.1

Revlon Reports First Quarter 2013 Results

NEW YORK--(BUSINESS WIRE)--April 25, 2013--Revlon, Inc. (NYSE: REV) today announced results for the first quarter ended March 31, 2013.

First quarter 2013 results compared to first quarter 2012:

  Net sales of $331.9 million compared to $330.7 million. Excluding the unfavorable impact of foreign currency fluctuations of $5.9 million, first quarter 2013 net sales increased by 2.1%.
  Operating income of $47.3 million, which included an $8.3 million gain in SG&A related to the insurance settlement for loss of inventory due to the 2011 fire in Venezuela, compared to $44.3 million.
  Net loss of $6.9 million, or $0.13 per diluted share, compared to net income of $8.5 million, or $0.16 per diluted share. Net loss in 2013 included charges of $27.9 million ($16.9 million after tax) related to the 2013 refinancing of the Company’s senior notes and the amendment of its bank term loan, and the $8.3 million gain on the insurance settlement noted above.
  Adjusted EBITDAa of $64.3 million, which included the $8.3 million gain on the insurance settlement noted above, compared to $60.0 million.
  Operating income and Adjusted EBITDA for the first quarter of 2013 included $1.1 million of higher incentive compensation expense related to a modification to the structure of the Company’s long-term incentive plan to better align the plan with the Company’s long-term performance. While the new structure does not change the amount of the potential annual incentive award, the transition is expected to result in higher expense in 2013 and 2014 as compared to 2012 by approximately $5 million and $3 million, respectively. The Company expects no additional expense related to the transition to the new structure after 2014.
  Net cash used in operating activities of $16.9 million, compared to net cash used in operating activities of $20.4 million; free cash flowb was negative $22.0 million, compared to free cash flow of negative $23.9 million.

Commenting on today’s announcement, Revlon President and Chief Executive Officer, Alan T. Ennis, said, “Our strategic goal is to drive profitable growth and, in the first quarter of 2013, we grew net sales by 2.1%. We introduced several successful, consumer-preferred products in the marketplace and we increased support behind our brands. Our SinfulColors acquisition performed very well, and we are on track with the integration of our more recently acquired Pure Ice brand, which is also performing well. Lastly, in the quarter, we improved our capital structure by refinancing our senior notes and amending our bank term loan, reducing interest rates and extending maturities on our debt.”

First Quarter 2013 Results

Note: The results of operations related to Pure Ice are included in the Company's consolidated financial statements commencing on the date of acquisition, July 2, 2012.

Net sales in the first quarter of 2013 were $331.9 million, compared to $330.7 million in the first quarter of 2012. Excluding the unfavorable impact of foreign currency fluctuations of $5.9 million, net sales increased $7.1 million, or 2.1%. The increase was primarily driven by higher net sales of Revlon and SinfulColors color cosmetics and the inclusion of the net sales of Pure Ice, partially offset by lower net sales of Almay color cosmetics and Revlon ColorSilk hair color.

In the United States, net sales in the first quarter of 2013 were $192.1 million, an increase of $7.4 million, or 4.0%, compared to $184.7 million in the same period last year. The increase was primarily driven by higher net sales of Revlon and SinfulColors color cosmetics and the inclusion of the net sales of Pure Ice, partially offset by lower net sales of Almay color cosmetics and Revlon ColorSilk hair color.

In Asia Pacific, net sales in the first quarter of 2013 were $53.6 million, a decrease of $2.5 million, or 4.5%, compared to $56.1 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales decreased $1.1 million, or 2.0%, primarily due to lower net sales of Revlon color cosmetics in China, partially offset by higher net sales of Revlon color cosmetics in Japan and the introduction of SinfulColors color cosmetics in Australia.

In Europe, Middle East and Africa, net sales in the first quarter of 2013 were $40.7 million, a decrease of $5.1 million, or 11.1%, compared to $45.8 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales decreased $1.9 million, or 4.1%, primarily due to lower net sales of both Revlon color cosmetics and other beauty care products in France. The unfavorable impact of foreign currency fluctuations on net sales in the first quarter was primarily the result of the weaker South African rand versus the U.S. dollar as the rand declined 13.5% against the U.S. dollar year-over-year.

In Latin America and Canada, net sales in the first quarter of 2013 were $45.5 million, an increase of $1.4 million, or 3.2%, compared to $44.1 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales increased $2.7 million, or 6.1%. This increase was primarily due to higher net sales of Revlon color cosmetics throughout the region and higher net sales of other beauty care products in Argentina. Net sales in Venezuela were essentially unchanged compared to the same period last year as higher selling prices reflecting market conditions and inflation were largely offset by lower sales volumes. Net sales in Argentina benefited from higher selling prices reflecting market conditions and inflation, which accounted for approximately one-third of the $2.7 million net sales increase in the region.

Operating income in the first quarter of 2013 was $47.3 million, compared to $44.3 million in the same period last year. Adjusted EBITDA in the first quarter of 2013 was $64.3 million, compared to $60.0 million in the same period last year. Operating income and Adjusted EBITDA in the first quarter of 2013 included an $8.3 million gain in SG&A related to the settlement of the Company’s claim for the loss of inventory due to the June 2011 fire in Venezuela and $0.3 million of restructuring and related charges associated with the restructuring actions announced in September 2012. Operating income and Adjusted EBITDA in the first quarter of 2012 included $1.1 million of benefit in SG&A from business interruption insurance recoveries related to the fire in Venezuela. Excluding the insurance settlement gain, SG&A expenses increased versus the first quarter of 2012 primarily due to higher brand support and higher incentive compensation.

Operating income and Adjusted EBITDA for the first quarter of 2013 included $1.1 million of higher incentive compensation expense related to a modification to the structure of the Company’s long-term incentive plan to better align the plan with the Company’s long-term performance. While the new structure does not change the amount of the potential annual incentive award, the transition is expected to result in higher expense in 2013 and 2014 as compared to 2012 by approximately $5 million and $3 million, respectively. The Company expects no additional expense related to the transition to the new structure after 2014.

Interest expense, including preferred stock dividends, decreased $1.2 million to $20.4 million in the first quarter of 2013 compared to the same period last year, primarily due to lower interest rates as a result of the senior notes refinancing and bank term loan amendment.

The provision for income taxes was $1.2 million compared to $11.0 million in the same period last year. The lower tax provision in the first quarter of 2013 was primarily due to the loss on early extinguishment of debt as a result of the refinancing of the Company’s senior notes and the bank term loan amendment. Cash paid for income taxes, net of refunds, in the first quarter of 2013 was $2.7 million, compared to $3.4 million in the same period last year.

Net loss in the first quarter of 2013 was $6.9 million, or $0.13 per diluted share, compared to net income of $8.5 million, or $0.16 per diluted share, in the same period last year. Net loss in the first quarter of 2013 included charges of $27.9 million ($16.9 million after tax) related to the early extinguishment of debt as a result of the refinancing of the Company’s senior notes and the bank term loan amendment, an $8.3 million gain on insurance settlement noted above, $0.3 million of restructuring and related charges associated with the restructuring actions announced in September 2012 and a foreign currency loss of $0.6 million related to the re-measurement of Revlon Venezuela’s balance sheet as a result of Venezuela’s currency devaluation.

Net cash used in operating activities in the first quarter of 2013 was $16.9 million, compared to net cash used in operating activities of $20.4 million in the same period last year. Free cash flow was negative $22.0 million, compared to negative free cash flow of $23.9 million in the same period last year. The first quarter of 2013 as compared to the same period last year benefited from lower premium payments related to certain of the Company's multi-year insurance programs, lower pension contributions, and other favorable changes in working capital, partially offset by accelerated payments of interest expense due to the debt refinancings discussed below, higher incentive compensation payments, and restructuring payments related to actions previously announced in September 2012.

Adjusted EBITDA and free cash flow are non-GAAP measures that are defined in the footnotes to this release and are reconciled to their most directly comparable GAAP measures, respectively, in the accompanying financial tables.

Debt Refinancings

In the first quarter of 2013, the Company took several steps to improve its capital structure. In February 2013, the Company issued $500 million in aggregate principal amount of 5.75% senior unsecured notes due 2021 at par. The net proceeds from the issuance of these notes, together with cash on hand, was used to repay and redeem all of the $330 million aggregate principal amount outstanding, including accrued interest, of the Company’s 9.75% senior secured notes due November 2015, pay the applicable redemption and tender premiums, and pay fees and expenses incurred in connection with the new issuance and any redemption. The remaining balance was or will be used for general corporate purposes, including the debt reduction transactions as discussed below.

Also in February 2013, the Company amended its 2011 Term Loan Facility to, among other things, reduce the total aggregate principal amount outstanding by $113 million, from $788 million to $675 million, using proceeds from the Company’s senior unsecured note issuance discussed above, together with cash on hand, and to reduce the interest rates applicable to the 2011 Term Loan Facility.

Company Strategy

The Company continues to execute its business strategy: (i) build our strong brands; (ii) develop our organizational capability; (iii) drive our company to act globally; (iv) pursue growth opportunities; and (v) improve our financial performance.

First Quarter 2013 Results and Conference Call

The Company will host a conference call with members of the investment community on April 25, 2013 at 9:30 A.M. EDT to discuss First Quarter 2013 results. Access to the call is available to the public at www.revloninc.com.

About Revlon

Revlon is a global color cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirant deodorants and beauty care products company whose vision is Glamour, Excitement and Innovation through high-quality products at affordable prices. Revlon® is one of the strongest consumer brand franchises in the world. Revlon’s global brand portfolio includes Revlon® color cosmetics, Almay® color cosmetics, SinfulColors® color cosmetics, Pure Ice® color cosmetics, Revlon ColorSilk® hair color, Revlon® beauty tools, Charlie® fragrances, Mitchum® anti-perspirant deodorants, and Ultima II® and Gatineau® skincare. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchum.com. Corporate and investor relations information can be accessed at www.revloninc.com.

Footnotes to Press Release

a Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income, its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as income from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt and miscellaneous expenses. In calculating Adjusted EBITDA, the Company excludes the effects of gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt, results of and gains/losses on discontinued operations and miscellaneous expenses because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company's operating performance. The Company's management utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in accordance with GAAP.

The Company's management uses Adjusted EBITDA as an integral part of its reporting and planning processes and as one of the primary measures to, among other things --

(i)	monitor and evaluate the performance of the Company's business operations;
(ii)	facilitate management's internal comparisons of the Company's historical operating performance of its business operations;
(iii)	facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;
(iv)	review and assess the operating performance of the Company's management team and, together with free cash flow and other operational objectives, as a measure in evaluating employee compensation and bonuses;
(v)	analyze and evaluate financial and strategic planning decisions regarding future operating investments; and
(vi)	plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company's management believes that Adjusted EBITDA is useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by the Company's management. Additionally, the Company's management believes that Adjusted EBITDA provides useful information to investors about the performance of the Company's overall business because such measure eliminates the effects of unusual or other infrequent charges that are not directly attributable to the Company's underlying operating performance. Additionally, the Company's management believes that because it has historically provided Adjusted EBITDA in previous press releases, that including such non-GAAP measure in its earnings releases provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with GAAP financial measures, is a useful financial analysis tool, used by the Company's management, as described above, that can assist investors in assessing the Company's financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income / (loss) prepared in accordance with GAAP. Other companies may define EBITDA differently. Also, while EBITDA is defined differently than Adjusted EBITDA for the Company's credit agreement, certain financial covenants in its borrowing arrangements are tied to similar measures. Adjusted EBITDA, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

b Free cash flow is a non-GAAP measure that is reconciled to net cash provided by/(used in) operating activities, its most directly comparable GAAP measure, in the accompanying financial tables. Free cash flow is defined as net cash provided by/(used in) operating activities, less capital expenditures for property, plant and equipment, plus proceeds from the sale of certain assets. Free cash flow excludes proceeds on sale of discontinued operations. Management uses free cash flow (i) to evaluate its business and financial performance and overall liquidity; (ii) in strategic planning; and (iii) to review and assess the operating performance of the Company's management team and, together with Adjusted EBITDA and other operational objectives, as a measure in evaluating employee compensation and bonuses. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which for the Company are significant. The Company does not intend for free cash flow to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define free cash flow or similarly titled measures differently.

Forward-Looking Statements

Statements made in this press release, which are not historical facts, including statements about the Company's plans, strategies, focus, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic, industry or cosmetics category conditions; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments or events arising after the issuance of this press release. Such forward-looking statements include, without limitation, the Company's following beliefs, expectations, focus and/or plans: (i) the Company’s belief that while the new structure of its long-term incentive plan does not change the amount of the potential annual incentive award, the transition is expected to result in higher expense in 2013 and 2014 as compared to 2012 by approximately $5 million and $3 million, respectively, and that the Company expects no additional expense related to the transition to the new structure after 2014; (ii) the Company’s strategic goal to drive profitable growth; (iii) the Company’s belief that it introduced several successful, consumer-preferred products in the marketplace; (iv) the Company’s belief that it is on track with the integration of its more recently acquired Pure Ice brand; (v) the Company’s plans to use the remaining balance from the issuance of the 5.75% senior unsecured notes for general corporate purposes; and (vi) the Company’s plans to continue to execute its business strategy, which is to: (a) build our strong brands, (b) develop our organizational capability, (c) drive our company to act globally, (d) pursue growth opportunities and (e) improve our financial performance. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in our filings with the SEC, including, without limitation, our 2012 Annual Report on Form 10-K that we filed with the SEC in February 2013 and our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC during 2013 (which may be viewed on the SEC's website at http://www.sec.gov or on our website at http://www.revloninc.com), as well as reasons including: (i) unanticipated consequences from the Company’s new long-term incentive plan, such as higher than anticipated expenses or changes in the periods when such expenses would be recognized; (ii) difficulties, delays, unanticipated costs or our inability to drive profitable growth, including, without limitation, less than expected profitable net sales growth, such as due to the reasons set forth in clause (vi)(a) below; (iii) less than anticipated marketplace results from the Company’s consumer-preferred products, such as due to the reasons set forth in clause (vi)(a) below; (iv) difficulties, delays, unanticipated costs or our inability to integrate the Pure Ice brand into our business; (v) difficulties, delays, unexpected costs or our inability to use the remaining balance from the issuance of the 5.75% senior unsecured notes for general corporate purposes; and (vi) difficulties, delays, unanticipated costs or our inability to continue to execute our business strategy, such as (a) less than expected growth of our strong brands, such as due to difficulties, delays, unanticipated costs or our inability to launch innovative products, such as due to less than effective new product development; less than expected acceptance of our new products by consumers and/or retail customers; less than expected acceptance of our brand communication for such products by consumers and/or retail partners; less than expected levels of advertising and/or promotional activities for our new product launches; less than expected levels of execution with our retail partners; less than anticipated sales of our new products as a result of consumer response to worldwide economic or other conditions; greater than expected volatility in the retail sales environment; more than anticipated returns for such products; actions by our retail customers impacting our sales, including in response to any decreased consumer spending in response to weak economic conditions or weakness in the cosmetics category in the mass retail channel; adverse changes in currency exchange rates and/or foreign currency exchange controls; decreased sales of the Company's products as a result of increased competitive activities by the Company’s competitors; changes in consumer purchasing habits, including with respect to shopping channels; retailer inventory management; greater than expected impact from changes in retailer pricing or promotional strategies; greater than anticipated retailer space reconfigurations or reductions in retailer display space; less than anticipated results from the Company's existing or new products or from its advertising, promotional and/or marketing plans; or if the Company’s expenses, including, without limitation, for advertising, promotions and/or marketing activities or for sales returns related to any reduction of retail space, product discontinuances or otherwise, exceed the anticipated level of expenses, (b) difficulties, delays or the inability to develop our organizational capability, (c) our inability to drive our company to act globally, such as due to higher than anticipated levels of investment required to support and build our brands globally and/or less than anticipated results from our regional and/or multi-national brands, (d) difficulties, delays or unanticipated costs in connection with plans to pursue growth opportunities, such as due to those reasons set forth in clause (vi)(a) above and/or difficulties, delays or unanticipated costs in consummating, or the Company’s inability to consummate, transactions to acquire new brands and/or (e) difficulties, delays, unanticipated costs or our inability to improve our financial performance. Factors other than those listed above could also cause the Company’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on or made available through the Company’s websites or other websites referenced herein shall not be incorporated by reference into this release.

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(dollars in millions, except share and per share amounts)

	Three Months Ended
	March 31,
	2013	2012
	(Unaudited)

Net sales	$331.9	$330.7
Cost of sales	116.9	115.7
Gross profit	215.0	215.0
Selling, general and administrative expenses	167.5	170.7
Restructuring charges	0.2	-

Operating income	47.3	44.3

Other expenses, net:
Interest expense	18.8	20.0
Interest expense - preferred stock dividends	1.6	1.6
Amortization of debt issuance costs	1.3	1.3
Loss on early extinguishment of debt	27.9	-
Foreign currency losses, net	3.3	1.7
Miscellaneous, net	0.1	0.2
Other expenses, net	53.0	24.8

(Loss) income before income taxes	(5.7)	19.5
Provision for income taxes	1.2	11.0

Net (loss) income	$(6.9)	$8.5

Other comprehensive income:
Currency translation adjustment, net of tax	(0.8)	1.2
Amortization of pension related costs, net of tax	1.9	3.8
Other comprehensive income	1.1	5.0

Total comprehensive (loss) income	$(5.8)	$13.5

Basic (loss) earnings per share	$(0.13)	$0.16
Diluted (loss) earnings per share	$(0.13)	$0.16

Weighted average number of common shares outstanding:
Basic	52,356,798	52,331,343
Diluted	52,356,798	52,356,844

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

	March 31,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$120.8	$116.3
Trade receivables, net	185.9	216.0
Inventories	128.2	114.7
Deferred income taxes - current	49.4	48.5
Prepaid expenses and other	55.1	45.7
Total current assets	539.4	541.2
Property, plant and equipment, net	100.3	99.5
Deferred income taxes - noncurrent	215.3	215.2
Goodwill	217.8	217.8
Intangible assets, net	67.6	68.8
Other assets	101.5	94.1
Total assets	$1,241.9	$1,236.6

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Short-term borrowings	$5.0	$5.0
Current portion of long-term debt	-	21.5
Accounts payable	112.1	101.9
Accrued expenses and other	220.9	276.3
Redeemable preferred stock	48.5	48.4
Total current liabilities	386.5	453.1
Long-term debt	1,227.6	1,145.8
Long-term pension and other post-retirement plan liabilities	228.2	233.7
Other long-term liabilities	54.7	53.3
Commitments and contingencies
Total stockholders' deficiency	(655.1)	(649.3)
Total liabilities and stockholders' deficiency	$1,241.9	$1,236.6

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended
	March 31,
	2013	2012
	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(6.9)	$8.5
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	17.0	15.4
Amortization of debt discount	0.4	0.5
Stock compensation amortization	-	0.3
(Benefit from) provision for deferred income taxes	(1.6)	6.3
Loss on early extinguishment of debt	27.9	-
Amortization of debt issuance costs	1.3	1.3
(Gain) loss on sale of certain assets	(0.4)	0.1
Pension and other post-retirement (income) costs	(0.1)	1.4
Change in assets and liabilities:
Decrease in trade receivables	26.9	23.8
Increase in inventories	(15.4)	(16.7)
Increase in prepaid expenses and other current assets	(10.5)	(12.1)
Increase (decrease) in accounts payable	11.1	(6.2)
Decrease in accrued expenses and other current liabilities	(48.3)	(14.1)
Pension and other post-retirement plan contributions	(2.7)	(6.2)
Purchases of permanent displays	(11.1)	(8.5)
Other, net	(4.5)	(14.2)
Net cash used in operating activities	(16.9)	(20.4)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(5.5)	(3.5)
Proceeds from the sale of certain assets	0.4	-
Net cash used in investing activities	(5.1)	(3.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in short-term borrowings and overdraft	0.2	10.9
Proceeds from the issuance of 5 3/4% Senior Notes	500.0	-
Repayment of the 9 3/4% Senior Secured Notes	(330.0)	-
Repayments under the 2011 Term Loan Facility	(113.0)	(2.0)
Payment of financing costs	(27.9)	-
Other financing activities	(0.6)	0.2
Net cash provided by financing activities	28.7	9.1
Effect of exchange rate changes on cash and cash equivalents	(2.2)	0.6
Net increase (decrease) in cash and cash equivalents	4.5	(14.2)
Cash and cash equivalents at beginning of period	116.3	101.7
Cash and cash equivalents at end of period	$120.8	$87.5

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$24.2	$12.2
Preferred stock dividends	$1.6	$1.5
Income taxes, net of refunds	$2.7	$3.4

Supplemental schedule of non-cash investing and financing activities:
Treasury stock received to satisfy minimum tax withholding liabilities	$-	$1.1

REVLON, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(dollars in millions)

	Three Months Ended
	March 31,
	2013	2012
	(Unaudited)
Reconciliation to net (loss) income:

Net (loss) income	$(6.9)	$8.5

Interest expense	20.4	21.6
Amortization of debt issuance costs	1.3	1.3
Loss on early extinguishment of debt	27.9	-
Foreign currency losses, net	3.3	1.7
Miscellaneous, net	0.1	0.2
Provision for income taxes	1.2	11.0
Depreciation and amortization	17.0	15.7

Adjusted EBITDA	$64.3	$60.0

REVLON, INC. AND SUBSIDIARIES
FREE CASH FLOW RECONCILIATION
(dollars in millions)

	Three Months Ended
	March 31,
	2013	2012
	(Unaudited)
Reconciliation to net cash used in operating activities:

Net cash used in operating activities	$(16.9)	$(20.4)

Less capital expenditures	(5.5)	(3.5)
Plus proceeds from the sale of certain assets	0.4	-

Free cash flow	$(22.0)	$(23.9)

CONTACT:
Revlon
Investor Relations:
Elise Garofalo, 212-527-5264
Senior Vice President, Treasurer and Investor Relations